Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Coherus BioSciences, Inc. of our report dated March 9, 2023, except with respect to the matters that raise substantial doubt about Surface Oncology, Inc.’s ability to continue as a going concern discussed in Note 1, as to which the date is July 3, 2023, relating to the financial statements of Surface Oncology, which appears in Surface Oncology’s Current Report on Form 8-K dated July 3, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

July 7, 2023

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